      As filed with the Securities and Exchange Commission on May 6, 1996
                                                 REGISTRATION NO. 333
                                                                     -----------
================================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                        ------------------------

                                FORM S-3
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933

                        ------------------------

                         THE MILLS CORPORATION
         (Exact Name of Registrant as Specified in Its Charter)


                      DELAWARE                                             52-1802283
(State or Other Jurisdiction of Incorporation or Organization)  (I.R.S. Employer Identification No.)


                              3000 K STREET, N.W.
                                   SUITE 400
                            WASHINGTON, D.C.  20007
                                (202) 965-3600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                THOMAS E. FROST
                              3000 K STREET, N.W.
                                   SUITE 400
                            WASHINGTON, D.C.  20007
                                (202) 965-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                          ---------------------------
                                   COPIES TO:
                             J. WARREN GORRELL, JR.
                                  ALAN L. DYE
                             HOGAN & HARTSON L.L.P.
                                COLUMBIA SQUARE
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C.  20004-1109

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF         AMOUNT TO BE         AGGREGATE PRICE PER   AGGREGATE OFFERING         AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED               SHARE (1)             PRICE              REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value       16,980,415             $17.5625              $298,218,538.44       $102,834.00
=======================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the New York Stock Exchange on May 3, 1996.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

     ITEM NUMBER AND CAPTION                     LOCATION OR HEADING IN PROSPECTUS
     ------------------------------------------  ---------------------------------------

 1.  Forepart of Registration Statement and      Outside Front Cover Page
     Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover         Inside Front Cover Page and Outside
     Pages of Prospectus                         Back Cover Page of Prospectus

 3.  Summary Information, Risk Factors           Outside Front Cover Page and Prospectus
     and Ratio of Earnings to Fixed Charges      Summary

 4.  Use of Proceeds                             Use of Proceeds

 5.  Determination of Offering Price             *

 6.  Dilution                                    *

 7.  Selling Security Holders                    Selling Stockholders

 8.  Plan of Distribution                        Plan of Distribution

 9.  Description of Securities to be Registered  Capital Stock of the Company

10.  Interest of Named Experts and Counsel       Experts and Legal Matters

11.  Material Changes                            *

12.  Incorporation of Certain Information        Incorporation of Certain Documents
     by Reference                                by Reference

13.  Disclosure of Commission Position on        Indemnification
     Indemnification for Securities Act
     Liabilities

- ----------------------------------------------
*Item inapplicable or answer thereto is negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN, NOR SHALL THERE BE ANY SALE OF SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996

PROSPECTUS
                               16,980,415 SHARES

                             THE MILLS CORPORATION

                                  COMMON STOCK
                         ------------------------------

     This Prospectus relates to (i) the possible issuance by The Mills Corporation, a Delaware corporation (the "Company"), of up to 16,057,740 shares (the "Redemption Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company if and to the extent that holders of up to 16,057,740 units (the "Units") of limited partnership interest ("Units") in The Mills Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling limited partnership interest, tender such Units for redemption, (ii) the offer and sale from time to time by certain affiliates of the Company of up to 922,675 shares of previously unregistered Common Stock (the "Original Restricted Shares") and
(iii) the offer and sale from time to time by persons who may be affiliates of the Company (such persons, together with the holders of the Original Restricted Shares, the "Selling Stockholders") of any of the 15,732,846 Redemption Shares that may be issued to such persons. The Units and the Original Restricted Shares were issued (or reserved for issuance) in connection with the formation of the Company, its initial public offering (the "Initial Offering") and the acquisition by the Company of its assets in April 1994 (collectively, the "Formation Transactions"). The Company has registered the Redemption Shares and the Original Restricted Shares to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. See "The Company" and "Registration Rights."

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "MLS." To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT"), ownership by any person is limited to 5% of the lesser of the number or value of outstanding shares of Common Stock, with certain exceptions. See "Capital Stock of the Company--Restrictions on Transfer; Excess Stock." The closing sale price of the Common Stock as reported by the NYSE on May 3, 1996 was $17.50 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREIN.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

     The Selling Stockholders may from time to time offer and sell all or a portion of the shares of Common Stock held by them (the "Secondary Shares") in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Secondary Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement. Each of the Selling Stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares made directly or through agents. The Selling Stockholders and any agents or broker-dealers participating in the distribution of the Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Secondary Shares by the Selling Stockholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders.

     The Company will not receive any proceeds from sales of the Secondary Shares by the Selling Stockholders or from the issuance of the Redemption Shares to holders of Units tendered for redemption (but the Company will acquire the Units from such holders). The Company has agreed to pay all expenses of effecting the registration of the shares of Common Stock offered herein (other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement under the Securities Act. The Company will acquire Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to Unit holders pursuant to this Prospectus.

                             ---------------------

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1996.
                                                     --

     As used herein, the term "Company" includes The Mills Corporation and its direct and indirect subsidiaries, including the Operating Partnership, Management Associates Limited Partnership (the ""Management Partnership") and MillsServices Corp. (the "Third-Party Services Corporation"), unless the context indicates otherwise.

                                  THE COMPANY

     The Company owns, develops, redevelops, leases and manages a portfolio consisting of four super regional "value retail" outlet malls (the "Mills") and 11 community shopping centers (the "Community Centers," and, together with the Mills, the "Properties") as of March 31, 1996. The Company is a fully-integrated real estate company and provides all development, redevelopment, leasing, management and marketing services with respect to the Properties.

     The Company is the sole general partner of, and holds a majority of the Units in, the Operating Partnership. Units (other than those owned by the Company) are redeemable at the option of the holder under certain circumstances for Common Stock or, at the option of the Company, the cash equivalent thereof. As the sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. The Operating Partnership either holds title to the Properties or directly and indirectly holds 100% of the general and limited partnership interests in the partnerships that own the Properties (the "Property Partnerships"), except for the Property Partnership that owns Franklin Mills, in which the Operating Partnership holds 77.5% of the partnership interests as of March 31, 1996. The Company also has formed joint ventures to develop additional properties.

     The Company conducts all of its business through the Operating Partnership and the Operating Partnership's various subsidiaries (the "Operating Subsidiaries"), which include: (i) the Management Partnership, which provides leasing and management services for the Properties; and (ii) the Third-Party Services Corporation, which provides management services to properties in which the Operating Partnership does not own an interest and provides development services for existing properties and new properties acquired by the Company. The Operating Partnership owns 99% of the non-voting preferred stock and 5% of the voting common stock of the Third Party Services Corporation (representing, in the aggregate, a 99% economic interest). In addition, Herbert S. Miller, a director of the Company, and an affiliate of Kan Am US, Inc. each owns .5% of the non-voting preferred stock and 47.5% of the voting stock of the Third-Party Services Corporation (representing, in the aggregate, a 1% economic interest).

                                USE OF PROCEEDS

     The Company will not receive any proceeds from sales of the Secondary Shares by the Selling Stockholders or from the issuance of the Redemption Shares to holders of Units tendered for redemption (but the Company will acquire the Units from such holders). The Company has agreed to pay all expenses of effecting the registration of the shares of Common Stock offered herein (other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement under the Securities Act.

                                  RISK FACTORS

     Prospective investors and Unit holders should carefully consider the matters described below prior to making an investment decision regarding the Secondary Shares and Redemption Shares.

SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING PARTNERS

     Tax Consequences of Redemption of Units. The exercise by a holder of Units (a "Limited Partner") of his or her right to require the redemption of his or her Units will be treated for tax purposes as a sale of the Units by the Limited Partner. Such a sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. It is possible that the amount of gain recognized (or even the tax liability resulting from such gain) could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Redemption of Units--Tax
Consequences of Redemption." In addition, the ability of the Limited Partner to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with redemption of Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price the Limited Partner receives for such shares may not equal the value of his Units at the time of redemption.

     Potential Change in Investment Upon Redemption of Units. If a Limited Partner exercises the right to require the redemption of his or her Units, such Limited Partner may receive cash or shares of Common Stock of the Company in exchange for the Units. If the Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional shares of Common Stock or Units). If the Limited Partner receives shares of Common Stock, the Limited Partner will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. Although the nature of an investment in shares of Common Stock is substantially equivalent economically to an investment in Units in the Operating Partnership, there are some differences between ownership of Units and ownership of Common Stock relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation. These differences, some of which may be material to investors, are discussed in "Redemption of Units--Comparison of Ownership of Units and Common Stock."

EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. Before the Registration Statement of which this Prospectus is a part became effective, there were 15,983,278 shares of Common Stock eligible to be sold in the public market without restriction. An additional 16,980,415 shares of Common Stock issued in the Formation Transactions or upon subsequent redemption of Units are now eligible to be sold in the public market pursuant to this Prospectus. See "Plan of Distribution." In addition, 2,500,000 shares of Common Stock of the Company have been reserved for issuance pursuant to the Company's 1994 Executive Equity Incentive Plan (the "Plan"), and these shares, upon issuance, will be available for sale in the public market either pursuant to exceptions from the registration requirements of the Federal and state securities laws or upon registration. As of March 31, 1996, options to purchase 857,000 shares of Common Stock have been granted or authorized to be granted to certain directors, officers and employees of the Company and its subsidiaries and remain outstanding. No prediction can be made about the effect that future sales of shares of Common Stock will have on the market prices of shares.

RISKS RELATING TO DEBT

     As of December 31, 1995, the Properties were subject to approximately $675.8 million of mortgage indebtedness, which is secured by and limited in recourse to the properties to which such indebtedness relates, and the Company's total debt was approximately $676.4 million. The Company is subject to the risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest. If a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the real estate investment trust ("REIT") distribution requirements under the Internal Revenue Code of 1986, as amended (the
"Code").

     Because the terms of most of the Company's indebtedness do not require any principal payments prior to maturity, and the Company does not anticipate making any such payments prior to maturity, it may be necessary to refinance or repay such indebtedness either through additional secured or unsecured debt financing, private or public debt issuances, additional equity offerings or sales of assets. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect the Company's funds from operations and the amount of distributions it can make to its stockholders. If the Company were unable to secure refinancing of the mortgage indebtedness encumbering a Property on acceptable terms, the Company might be forced to dispose of such Property upon disadvantageous terms, which might result in losses to the Company, thereby adversely affecting funds from operations and cash available for distribution by the Company to its stockholders.

     The Company is developing and plans to continue to develop new retail properties, including new Mills. The funds necessary to construct and develop new properties must be obtained through additional equity or debt securities offerings, conventional third-party debt financing, participating loan arrangements or joint venture arrangements. There can be no assurance that the Company will obtain the financing necessary to fund new development and expansion projects. In addition, the additional debt service payments required in respect of any additional debt incurred, and the dilutive effect of any additional equity securities issued to finance future development, could adversely affect the Company's ability to make distributions to its stockholders.

     The Company anticipates that any new centers, some of which could be developed through joint venture arrangements, would be financed through lines of credit or other forms of secured or unsecured construction financing which generally carry a floating interest rate. Although the Company likely would hedge or cap all of such construction financing, no assurance can be given that the Company would be able to obtain permanent debt or equity financing on acceptable terms to refinance such construction loans upon substantial completion of the project or that the Company would be able to hedge or cap its debt on economically viable terms. As a result, the floating interest rate on the construction loans could be outstanding for a longer period of time than anticipated at the time of borrowing, resulting in the curtailment of development activities or a decrease in the amount of cash available for distribution to stockholders. If the Company had construction loans outstanding and interests rates were to increase, the Company's debt service for floating rate construction loans would increase (but not in excess of the applicable cap rate), thereby adversely affecting the Company's financial condition and results of operations.

     The Company's organizational documents do not limit the amount of indebtedness that the Company may incur. The Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and an increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company.

INFLUENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS

     The executive officers of the Company and Kan Am US, Inc. and its affiliates ("Kan Am"), which is substantially owned and controlled by three directors of the Company (the "Kan Am Directors"), and their respective affiliates directly and indirectly own a substantial percentage of the total Common Stock and Units outstanding. The Units not held by the Company are exchangeable for Common Stock or, at the option of the Company as general partner of the Operating Partnership, the cash equivalent of that number of shares of Common Stock. Interested directors may not vote on whether to elect to pay cash in exchange for Units in which they have a direct or indirect interest. The executive officers of the Company and the Kan Am Directors have substantial influence on the Company and, by virtue of their ownership of Common Stock, on the outcome of any matters submitted to the Company's stockholders for approval. The interests of such executive officers and Kan Am directors might not be consistent with the interests of all other stockholders, and they may use their voting influence contrary to the stockholders' interest. Although there is no understanding or arrangement for these stockholders and their affiliates to act together on any matter, such stockholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together. In the event that all or a substantial portion of such Units are exchanged for shares of Common Stock, such persons will increase their influence over the Company and on the outcome of any matters submitted to the Company's stockholders for approval. The influence and voting power of the remaining stockholders would be correspondingly limited.

     The Company, as the sole general partner of the Operating Partnership, may have certain fiduciary responsibilities to the other partners in the Operating Partnership which may conflict with the interests of the stockholders of the Company (including decisions regarding the sale or refinancing of the Properties and the timing and amount of distributions from the Operating Partnership). In addition, those individuals and entities (including the executive officers of the Company, the Kan Am Directors and their respective affiliates) which hold Units may have certain limited rights in decisions affecting the Operating Partnership which may conflict with the interests of those individuals and entities that purchase shares of Common Stock in this offering.

     The Kan Am Directors and their respective affiliates also may have interests that may conflict with the interests of the stockholders of the Company in connection with Kan Am's joint ventures with the Operating Partnership to develop, own, and operate additional properties.

GENERAL RISKS OF DEVELOPING AND OPERATING RETAIL SHOPPING CENTERS

     The Company intends from time to time to develop new Mills or expand existing Mills, and may engage in the development of regional outlet centers, new community centers and expansion of existing Community Centers, as such opportunities arise. Such projects generally require significant expenditures of capital and are frequently dependent on obtaining various forms of government and other approvals, the receipt of which cannot be assured. In addition, while policies with respect to development activities are intended to limit some of the risks otherwise associated with development, the Company nevertheless would incur development risks in connection with any such project, including expenditures of funds for, and devotion of management's time to, projects which may not be developed on a timely basis or at all. Accordingly, there can be no assurance if or when any development of new Mills, regional outlet centers or community centers or expansions of existing Properties would be completed, or if completed, that the costs of development or expansion would not exceed, by a material amount, projected costs.

     The Company's income and cash available for distribution would be adversely affected if multiple tenants were unable to meet their obligations. In the event of default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Moreover, at any time, an anchor or major store tenant may seek the protection of the bankruptcy laws, which could result in the termination of such tenant's lease and, if followed by its closing or by its sale to a less desirable retailer, could adversely affect customer traffic in a center and thereby reduce the income generated by that center. Furthermore, certain of the Company's tenants, including anchor and major tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels are not achieved, or if an exclusive use provision is violated.

     The Company's income and cash available for distribution also would be adversely affected if the Company were unable either to rent unleased space in the Properties or to relet space after the expiration of a tenant's lease on economically favorable lease terms. The ability of the Company to rent or to relet space in the Properties is affected by many factors, including covenants contained in leases with certain tenants in the Properties restricting the use of other space at the Properties. The Company's tenants generally enter into leases with an initial term ranging from five to 15 years. No assurance can be given that any tenant whose lease expires in the future will renew its lease at that time, or on economically favorable terms, or that the Company will be able to find a replacement tenant. The failure by the Company to rent unleased space on a timely basis or at all would likely adversely affect the Company's financial condition and results of operations. The Company may also incur costs in making improvements or repairs to property required by a new tenant.

     There are numerous companies that are engaged in the development or ownership of value retail properties that compete with the Company in seeking tenants. This results in competition for acquisition of prime locations and for tenants who will lease space in the value retail properties that the Company and its competitors own or operate. The development of new super regional outlet malls or other value retail shopping centers with more convenient locations or better rents may attract the Company's tenants or cause them to seek more favorable lease terms at or prior to renewal, and may accordingly adversely affect the business, revenues or value of the Properties. In addition, traditional retailers may increase their competition with value retailers for the limited pool of consumers by engaging in marketing and selling activities similar to those of value retailers, thus blurring the distinction between traditional retailers and value retailers.

GENERAL RISKS OF EQUITY REAL ESTATE INVESTMENTS

     The economic performance and value of a Property are affected by a number of factors, including: the national economic climate; the regional economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions such as an oversupply of retail space or a reduction in demand for real estate in the area; the attractiveness of the Properties to tenants; competition from other available space; the quality of maintenance, insurance and management services; and increased operating costs. In addition, other factors may adversely affect a Property's value, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws.

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. All of the Properties are in the same line of business. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any Property fails, the ability to convert the Property to an attractive alternative use or to sell the Property to recoup the Company's investment may be limited. Should any of the foregoing events occur, the Company's income and funds available for distribution would be adversely affected.

     Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its Properties or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The failure to remediate properly such substances may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Such costs or liabilities may exceed the value of such real estate.

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its Properties with policy specifications and insured limits that it believes are customary for similar properties. The Company also carries comprehensive earthquake and pollution cleanup coverage on all its Properties. With respect to the Mills only, the Company carries off-premises power coverage and with respect to Sawgrass Mills only, the Company carries sinkhole coverage. There are certain types of losses (generally of a catastrophic nature, such as wars or other acts of God) which may be either uninsurable or not economically insurable. Should an uninsured loss occur with respect to a Property, the Company could lose both its invested capital in and anticipated profits from the Property.

RISKS RELATING TO CONTROL OF THE COMPANY

     The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by the Company's Board of Directors. The Board of Directors may revise these and other policies from time to time, subject to certain limitations, without the approval of stockholders. Accordingly, stockholders have little control over changes in policies of the Company other than its policy of maintaining its qualification as a REIT. A change in these policies could adversely affect the Company's financial condition or results of operations.

     Certain provisions in the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") and the Amended and Restated Bylaws of the Company (the "Bylaws") may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby have the effect of impeding a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market price. The Certificate of Incorporation further authorizes the Board of Directors to issue up to 20,000,000 preferred shares of capital stock, $.01 par value per share ("Preferred Stock"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any shares of Preferred Stock issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the best interests of the stockholders. The Ownership
Limit (as defined under "-- Risks Relating to Qualification and
Operation as a REIT") also may have the effect of precluding acquisition of control of the Company by a third party even if a change in control were in the best interests of the stockholders. In addition, the Board of Directors of the Company has three classes of directors. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' best interest. See "Capital
Stock of the Company--Restrictions on Transfer; Excess Stock" and "--
Certain Provisions of the Certificate of Incorporation and Bylaws."

     The Company has invested and expects in the future to invest in certain instances as a co-venturer or partner in the development of new Properties, instead of developing projects directly. Such investments may involve risks not present in a wholly-owned development project, including the absence of exclusive control over the development, financing, leasing, management and other aspects of the project and the possibility that the Company's co-venturer or participating lender might become bankrupt, have interests or goals that are inconsistent with those of the Company, take action contrary to the instructions, requests or interests of the Company or otherwise impede the Company's objectives. The Operating Partnership may also have fiduciary responsibilities to the other investors which may conflict with the interests of the Company's stockholders.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF STOCK

     In order to maintain its qualification as a REIT, not more than 50% in number or value of the outstanding capital stock of the Company may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals
(as defined in the Code to include certain entities) during the last half of a taxable year. In order to protect the Company from the risk of losing its REIT status due to concentration of ownership among its stockholders, the Company has limited ownership of the issued and outstanding shares of by any single stockholder to 5% of the outstanding Common Stock (determined taking into account certain ownership attribution rules) (with exceptions for certain persons that became stockholders or Unit holders in the Formation Transactions). The Board of Directors may waive the percentage ownership limit if it is satisfied that ownership in excess of this limit will not jeopardize the Company's status as a REIT. See "Capital Stock of the CompanyRestrictions on Transfer; Excess Stock." A transfer of Common Stock to a person who, as a result of the transfer, violates the ownership limit will be void.
Shares of Common Stock acquired in breach of the limitation will be automatically exchanged for shares of a separate class of stock not entitled to vote or to participate in distributions ("Excess Stock"). In addition, ownership, either directly or indirectly under the applicable attribution rules of the Code, of stock in excess of the ownership limit generally will result in the conversion of those shares into Excess
Stock. Excess Stock may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days preceding redemption. See "Capital Stock of the CompanyRestrictions on Transfer; Excess Stock" for additional information regarding the ownership limits.

CERTAIN TAX RISKS

     The Company believes that it has qualified and will continue to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. However, no assurance can be given that the Company has so qualified or will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. In addition, no assurance can be given that new legislation, Treasury Regulations, existing administrative interpretations (which are not necessarily binding on the Internal Revenue Service (the "IRS")) or court decisions will not significantly change the Company's qualification as a REIT or the Federal income tax consequences of such qualification to the Company.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to stockholders and to meet debt service obligations. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of the Company."

     The Company believes that the Operating Partnership, the Management Partnership, and each of the other partnership and limited liability company subsidiaries will qualify for treatment as partnerships under the Code. If any of such subsidiaries fails to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and such subsidiary would be subject to Federal income tax (including any alternative minimum tax) on its income at corporate rates. See "Federal Income Tax Considerations -- Other Tax Considerations."

     To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its stockholders at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

     Even if the Company continues to qualify as a REIT, it is and will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations." In addition, the Company's net income, if any, from the development activities and other operations conducted through the Third-Party Services Corporation will be subject to federal income tax. See "Federal Income Tax Considerations--Other Tax Consequences."

                          CAPITAL STOCK OF THE COMPANY

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

     As of March 31, 1996, the authorized capital stock of the Company consisted of 100,000,000 shares of voting Common Stock, $.01 par value per share, 20,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), and 50,000,000 shares of non-voting common stock, $.01 par value per share ("Excess Stock"). Each outstanding share of voting Common Stock will entitle the holder to vote on all matters presented to stockholders for vote.

     The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors, with one class of the directors elected by the stockholders annually. The term of one class of directors consisting of four positions (one of which is vacant) will expire at the 1996 annual meeting of stockholders; the term of another class of directors comprised of five directors will expire at the 1997 annual meeting of stockholders; and the term of the final class of directors comprised of four directors will expire at the 1998 annual meeting of stockholders. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The effect of the provisions in the Certificate of Incorporation with respect to the classified board may be to render more difficult a change in control of the Company or removal of incumbent directors. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed by the holders of the shares of Common Stock only for cause and only with the affirmative vote of the holders of at least 66 2/3% of the shares of Common Stock entitled to vote for the election of directors.

COMMON STOCK

     All shares of Common Stock offered herein are duly authorized, fully paid and nonassessable. Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are entitled to dividends if, and when, declared by the Board of Directors of the Company out of funds legally available therefor. Holders of shares of Common Stock have no preemptive or other rights to subscribe for additional Common Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably with any holders of Excess Stock in all assets of the Company that are legally available for distribution after payment of all debts and other liabilities and subject to any prior rights of holders of Preferred Stock, if any, then outstanding. The Company currently pays regular quarterly dividends.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors to establish one or more classes of Preferred Stock and to determine, with respect to any class of Preferred Stock, the preferences, rights and other terms of such class. The Company believes that the ability of the Board of Directors to issue one or more classes of Preferred Stock provides the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as authorized but unissued shares of Common Stock, are available for issuance without further action by the Company's stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate transactions, could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and make it more difficult for a third party to make an acquisition proposal for the Company. See "Risk Factors -- Risks Relating to Control of the Company."

RESTRICTIONS ON TRANSFER; EXCESS STOCK

     For the Company to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year) and certain percentages of the Company's gross income must be from particular activities. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Certificate of Incorporation contains a provision restricting the acquisition of the Company's capital stock that is intended to help the Company meet the applicable ownership requirements (the "Ownership Limit Provision").

     The Ownership Limit Provision provides that, subject to certain exceptions specified in the Certificate of Incorporation, no stockholder (subject to certain exceptions) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 5% (the "Ownership Limit") of the Company's capital stock. The Ownership Limit Provision provides that certain persons that became stockholders or Unit holders in the Formation Transactions may (subject to certain limitations) acquire additional shares pursuant to the right of any one or more of them to exchange Units in the Operating Partnership into shares of Common Stock or from other sources, subject to an overriding limitation that no person may acquire additional shares if, as a result, any five beneficial owners of the Company's capital stock would own more than 49.9% of the Company's outstanding capital stock. The constructive ownership rules are complex and may cause the Company's capital stock owned directly or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 5% of the Company's capital stock (or the acquisition of an interest in an entity which owns the Company's capital stock) by an individual or entity could cause that individual or entity
(or another individual or entity) to constructively own in excess of 5% of the Company's capital stock, and thus subject such capital stock to the Ownership Limit.

     The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if the stockholder obtains either a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors which concludes that the waiver will not cause any person to violate the Ownership Limit. In addition to preserving the Company's status as a REIT, the effect of the Ownership Limit may be to prevent any person or group of persons from acquiring unilateral control of the Company. The Ownership Limit may be changed by the Board of Directors, subject to certain limitations.

     If shares of the Company's capital stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are acquired by any person, such acquisition would be null and void as to the intended transferee and the intended transferee would acquire no rights or economic interest in those shares. The shares of the Company's capital stock that would be in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While held in trust, the Excess Stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in any distributions made by the Company other than liquidating distributions. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, designate a beneficiary of such original transferee-stockholder's interest in the trust (representing the number of shares of Excess Stock attributable to the capital stock originally held by the transferor-stockholder), provided that (i) the price paid by such designated beneficiaries does not exceed the price paid by such original transferee-stockholder, and (ii) the designated beneficiary's ownership of the capital stock represented by such Excess Stock would be permitted under the Ownership Limit Provision. Immediately following such designation, the Excess Stock would automatically be exchanged for capital stock out of the class of which the Excess Stock resulted. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at a price equal to the lesser of the price paid for the stock by the transferee-stockholder and the average closing market price for the Company's capital stock on the date the Company exercises its option to purchase the stock or, if the capital stock being redeemed is not then being traded, the average of the last reported sales of the capital stock to be redeemed on the ten days immediately preceding the relevant date. This 90-day period commences on the date of the violative transfer if the transferee-stockholder gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer has occurred if no notice is provided.

     All certificates representing shares of the Company's capital stock will bear a legend referring to the restrictions described above.

     All persons who own a percentage of the Company's capital stock equal to or exceeding the Ownership Limit (or such lesser percentage as set forth in the Treasury Regulations) of the Company's capital stock must file a statement with the Company containing information regarding their ownership of the Company's capital stock, as set forth in the Treasury Regulations. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

LIMITATION ON LIABILITY OF DIRECTORS

     The Company has adopted provisions in its Certificate of Incorporation limiting the liability of directors of the Company for monetary damages. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director
(including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors. These provisions will not alter the liability of directors under federal securities laws.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation and the Bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws. See also "Capital Stock of the Company--Restrictions on Transfer; Excess Stock."

     Amendment of Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation provides that the provisions therein relating to total number of shares of capital stock, issuance of rights to purchase capital stock and other securities, stockholder action, special meetings of stockholders, the staggered Board of Directors, the number of directors, vacancies on the Board of Directors, removal of directors, personal liability of directors, indemnification, and amendments to the Certificate of Incorporation or Bylaws may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock then entitled to vote, voting as a single class.

     The remaining provisions of the Company's Certificate of Incorporation may be amended, altered, changed or repealed only by the affirmative vote of both a majority of the members of the Board of Directors and a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote, voting as a single class. The Company's Certificate of Incorporation also provides that the Bylaws may be adopted, amended, altered, changed or repealed only by the affirmative vote of the majority of the members of the Board of Directors.

     These provisions are intended to make it more difficult for stockholders to circumvent certain other provisions contained in the Company's Certificate of Incorporation and Bylaws, such as those that provide for the classification of the Board of Directors. See "-- Classified Board of Directors." These provisions, however, also make it more difficult for stockholders to amend the Certificate of Incorporation or Bylaws without the approval of the Board of Directors.

     Classified Board of Directors. The Certificate of Incorporation and the Bylaws divide the Board of Directors into three classes of directors, each with at least three members. The classes each serve staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Company's Common Stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     Number of Directors, Removal, Filling Vacancies. The Certificate of Incorporation provides that the number of directors will be fixed by the Bylaws. The Bylaws provide that the number of directors will be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at 13. In addition, the Bylaws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of at least 66 2/3% of the directors then in office. The Certificate of Incorporation provides that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

     The Certificate of Incorporation also provides that directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the Common Stock.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation and the Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders. They also prohibit stockholder action by written consent in lieu of a meeting, calling a special meeting or requiring that the Board of Directors call a special meeting of stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. In general, for notice of stockholder nominations or business to be timely, the notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Section 203. By an amendment to the Certificate of Incorporation, the Company has elected not to be governed by Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits, subject to certain exceptions specified therein, a corporation from engaging in any business combinations with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder. Under Section 203, this amendment became effective 12 months after its adoption and will not apply to any business combination between the Company and any person who became an "interested stockholder" of the Company on or prior to the date on which the amendment was adopted. Certain individuals (including Laurence C. Siegel, Harry H. Nick and Herbert S. Miller) became "interested stockholders" under
Section 203 in connection with the formation of the Company, and any business combinations with such individuals are exempt from the restrictions of Section 203.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent, Registrar and Dividend Disbursing Agent for the shares of Common Stock of the Company is First Chicago Trust Company of New York.

                              DESCRIPTION OF UNITS

     All of the Company's assets are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and as of March 31, 1996 held approximately 50.9% of the Units therein. The remaining Units are held by persons who contributed interests in the Properties to the Company in connection with the Formation Transactions. The material terms of the Units, including a summary of certain provisions of the Limited Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement"), are set forth below. The following description of the terms and provisions of the Units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement is an exhibit to the Registration Statement of which this Prospectus is a part. For a comparison of the voting and other rights of holders of Units and the Company's stockholders, see "Redemption of Units--Comparison of Ownership of Units and Common Stock."

GENERAL

     Holders of Units (other than the Company in its capacity as general partner) hold limited partner interests in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership on a pro rata basis. Each Unit receives distributions in the same amount as paid on each share of Common Stock. One percent (1%) of the aggregate number of Units outstanding are required to be held by the Company as the general partner. The balance of the interest held by the Company is in the form of Units as a limited partner of the Operating Partnership

     Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. The Partnership Agreement restricts the transfer of Units, as described below.

PURPOSES, BUSINESS AND MANAGEMENT

     The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the Company in its absolute and sole discretion elects not to qualify as a REIT. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or other relationships and may own interests in any other entity.

     The Company, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

     The general partner may not conduct any business other than the business of the Operating Partnership. Other persons (including officers, directors, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership. However, the Company, on behalf of the Operating Partnership, has adopted certain policies and entered into certain agreements with affiliates of the Company and the Operating Partnership regarding avoidance of conflicts of interest.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

     The Partnership Agreement provides for the quarterly distribution of Net Cash Flow generated during that quarter, as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Net Cash Flow" is generally defined as net income plus depreciation and other adjustments and minus reserves, principal payments on debt and capital expenditures and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Net Cash Flow. The Partnership Agreement generally provides for the allocation to the general partner and the limited partners of items of Operating Partnership income and loss in accordance with their respective percentage interests in the Operating Partnership. See "Federal Income Tax
Considerations -- Other Tax Considerations."

BORROWING BY THE PARTNERSHIP

     The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Partnership or its subsidiaries. The Company also may cause the Operating Partnership to borrow money to enable the Partnership to make distributions in an amount sufficient to permit the Company, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax.

REIMBURSEMENT OF COMPANY; TRANSACTIONS WITH THE GENERAL PARTNER AND ITS
AFFILIATES

     The Company does not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses it incurs relating to the ongoing operation of the Company and any other offering of additional Units or capital stock, including expenses in connection with the Registration Statement of which this Prospectus is a part.

     Except as expressly permitted by the Partnership Agreement, the Company and its affiliates may not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

     The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership.

     The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Operating Partnership represented by his or her Units. Furthermore, no amendment to the Partnership Agreement is permitted to convert a limited partnership interest into a general partnership interest without approval of the Company and the holders of a majority of the limited partnership Units.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     The Partnership Agreement also provides for indemnification of the Company, the directors and officers of the Company, and such other persons as the Company may from time to time designate as agents against any losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees), judgments, fines, settlements and reasonable expenses actually incurred by such person in connection with any claims, demands, actions, suits, or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of the Operating Partnership to the fullest extent permitted under the Act.

SALES OF ASSETS

     Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold.

REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

     The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership. The Company may not transfer any of its interests as general partner in the Operating Partnership.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

     Limited partners are prohibited, subject to certain exceptions, from transferring all or any portion of their Units without (1) obtaining the prior written consent of the general partner, which consent may be withheld in the sole and absolute discretion of the general partner, and (2) meeting certain other requirements set forth in the Partnership Agreement. Notwithstanding these restrictions, limited partners are permitted to transfer all or a portion of their Units to (a) a parent or parents, spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, (b) a corporation controlled by a person or persons named in (a) above, or (c) if the limited partner is an entity, its beneficial owners, unless, in the reasonable judgment of the general partner, such transfer would cause
(or have the potential to cause) the Company to lose its REIT status. In addition, the executor, administrator, trustee, guardian, receiver or conservator of a limited partner's estate shall succeed to the rights of the limited partner for the purpose of settling the affairs of such limited partner. Limited partners may dispose of their Units by exercising their rights to have their Units redeemed for cash or for Common Stock, at the option of the Company. See "Redemption of Units" below.

REDEMPTION OF UNITS

     Subject to certain limitations, limited partners may require that the Operating Partnership redeem their Units, by providing the Operating Partnership with a notice of redemption. Upon receipt of a notice of redemption, the Company shall either (i) cause the Operating Partnership to redeem the Units tendered in the redemption notice, (ii) assume the redemption obligation, or (iii) provide written notice to the redeeming party of any Redemption Restriction (as defined in the Partnership Agreement). The Operating Partnership or the Company (in the event the Company assumes the redemption obligation) shall deliver to the redeeming party, in the sole and absolute discretion of the Company, either Redemption Shares or cash.

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

     The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional Units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. If additional Units are issued to the Company, then the Company must issue additional Common Stock and must contribute to the Operating Partnership the entire proceeds received by the Company from such issuance. In addition, the Company may cause the Operating Partnership to issue to the Company additional partnership interests in different series or classes, which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Act. The Company also will cause the Operating Partnership to issue additional Units upon the exercise of the options granted pursuant to the Option Plans. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

MEETINGS; VOTING

     Meetings of the limited partners may be called only by the Company, on its own motion. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of the Operating Partnership may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including the Company to the extent it holds Units) will have a vote equal to the number of Units he or she holds in the Operating Partnership. The Partnership Agreement does not provide for annual meetings of the limited partners, and the Company does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed only by the Company. Generally, the Partnership Agreement may be amended by the Company, as general partner, without the consent of the limited partners. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, the limited partner's redemption right, the right to receive distributions and certain other matters) must be approved by the Company and the holders of a majority of the limited partner Units (including those held by the Company).

DISSOLUTION, WINDING UP AND TERMINATION

     The Operating Partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) an election to dissolve the Partnership is made in writing by the general partner; (2) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (3) the sale of all or substantially all of the Operating Partnership's assets and properties; or (4) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner.

                        SHARES AVAILABLE FOR FUTURE SALE

     As of March 31, 1996, the Company had outstanding 16,905,953 shares of Common Stock and had reserved for possible issuance upon redemption of Units an additional 16,332,517 shares of Common Stock. All of the 14,380,000 shares issued or sold by the Company in the Initial Offering are tradeable without restriction under the Securities Act (unless such shares are held by affiliates of the Company). 922,675 other shares of Common Stock issued in connection with the Formation Transactions and 16,057,740 shares of Common Stock issuable upon redemption of Units received in connection with the Formation Transactions are tradeable without restriction under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. See "Registration Rights." In addition, 2,500,000 shares of Common Stock of the Company have been reserved for issuance pursuant to the Plan, and these shares, upon issuance, will be available for sale in the public market either pursuant to exceptions from the registration requirements of the Federal and state securities laws or upon registration. As of March 31, 1996, options to purchase 857,000 shares of Common Stock have been granted or authorized to be granted to certain directors, officers and employees of the Company and its subsidiaries and remain outstanding.

     In certain circumstances, holders of Original Restricted Shares and Redemption Shares may elect to sell their shares in accordance with the exemptions provided by Rule 144 under the Securities Act rather than pursuant to this Prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least two years, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for three years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                              REGISTRATION RIGHTS

     The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under a Registration Rights and Lock-Up Agreement dated April 21, 1994 by and among the Company and certain holders of Original Restricted Shares and Units (the "Registration Rights Agreement"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement. A copy of the Registration Rights Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.

     Under the Registration Rights Agreement, the Company is obligated to use its reasonable efforts to keep the Registration Statement continuously effective for a period expiring on the date on which all of the Common Stock covered by the Registration Rights Agreement have been sold pursuant to the Registration Statement or Rule 144 of the Securities Act. The Registration Rights Agreement grants these rights to holders of Common Stock and Units specified therein.

     The Company has no obligation under the Registration Rights Agreement to retain any underwriter to effect the sale of the shares covered thereby and the Registration Statement shall not be available for use for an underwritten public offering of the such shares.

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of effecting the registration of the shares of Common Stock offered herein (other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement under the Securities Act. The Company also has agreed to indemnify each holder of shares of Common Stock offered herein and its officers and directors or trustees and any person who controls (within the meaning of the Securities Act) such holder against certain losses, liabilities, claims, damages and expenses arising under the securities laws in connection with this offering. In addition, each holder of shares of Common Stock offered herein has agreed to indemnify the Company and the other holders of Common Stock offered herein, and each of their respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and each person who controls (within the meaning of the Securities
Act) the Company or the other holders of shares of Common Stock offered herein, against certain losses, liabilities, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such holder; provided, however, that the indemnification obligation is several, not joint, as to each holder.

                              SELLING STOCKHOLDERS

     The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below. As described elsewhere herein, "Selling Stockholders" are only (i) those persons who acquired Original Restricted Shares in the Formation Transactions and who may be affiliates of the Company and (ii) those persons who may receive Redemption Shares upon redemption of Units and who may be affiliates of the Company. Resales of Redemption Shares issued pursuant to this Prospectus to persons who are not at the time of redemption affiliates of the Company will not be restricted under the Securities Act. Holders of Units who are not affiliates of the Company are therefore not included herein as Selling Stockholders.

     The following table provides the names of and the number of shares of Common Stock that may be offered herein, which consists of all shares of Common Stock known to the Company to be beneficially owned by each Selling Stockholder as of March 31, 1996 (except as otherwise may be indicated in the footnotes). As indicated in the footnotes, the number of shares includes the number of shares of Common Stock into which Units held by Selling Stockholders are redeemable. Each Selling Stockholder may sell any or all of the shares of Common Stock included herein, but the Company cannot estimate the number of shares that may be offered and sold hereby, or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

     The number of Redemption Shares being registered pursuant to the Registration Statement of which this Prospectus forms a part represents the Company's estimate of the aggregate number of shares of Common Stock that the Company will elect to issue upon redemption of Units that are tendered for redemption by the holders thereof in the foreseeable future.



                                                              NUMBER OF SHARES
                                                            THAT MAY BE OFFERED
NAME                                                              HEREBY
- ----                                                        --------------------
Herbert S. Miller(1)......................................      ---------
Laurence C. Siegel(2).....................................        868,954
Harry H. Nick(3)..........................................        296,521
Kent S. Digby Management Company(4).......................          4,846
Kan Am Capital Limited Partnership(5).....................        568,789
East Coast Development Limited Partnership(5).............        506,600
East Coast Common Limited Partnership(5)..................        187,071
Kan Am USA V Limited Partnership(5).......................        216,337
Kan Am USA VI Limited Partnership(5)......................      3,266,296
Kan Am USA VII Limited Partnership(5).....................        556,187
Kan Am USA VIII Limited Partnership(5)....................        903,189
Kan Am USA IX Limited Partnership(5)......................      1,810,235
Kan Am USA X Limited Partnership(5).......................      3,081,799
Kan Am USA XI Limited Partnership(5)......................      1,231,170
Kan Am USA XII Limited Partnership(5).....................      1,228,759
Washington Outlet Mall Limited Partnership(6).............        412,199
Potomac Mills Phase III Limited Partnership(6)............        179,586
Sunrise Mills Limited Partnership(6)......................        338,292
Gurnee Mills Limited Partnership(6).......................        137,175
Fashion Center Associates No. 1 Limited Partnership(6)....         30,653
Western Hills Associates Limited Partnership(6)...........         38,160
Crosswinds Center of St. Petersburg Limited Partnership(6)          6,448
Germantown Development Associates Limited Partnership(6)..         62,213
Echo Hills Center Associates Limited Partnership(6).......         41,232
Montgomery Village Associates Limited Partnership(6)......         26,753

- ---------------
(1) Consists of 384,501 Original Restricted Shares, 271,556 Units redeemable for Redemption Shares owned directly and ______________ Units redeemable for Redemption Shares owned indirectly (representing his proportionate share of Units redeemable for Redemption Shares owned by other Selling Stockholders). Mr. Miller also is the beneficial owner of 109,760 additional Units redeemable for Redemption Shares owned directly by other Selling Stockholders over which he has sole voting and investment power and _______________ additional Units redeemable for Redemption Shares owned directly by other Selling Stockholders over which he has shared voting and/or investment power. The _________________ Units owned indirectly and the additional ________ Units beneficially owned by Mr. Miller are shown in the table as shares of Common Stock that may be offered by other Selling Stockholders. Mr. Miller is a director of the Company and was Chairman of the Board of the Company from January 1993 to until August 1995, Chief Executive Officer of the Company from January 1993 until March 1995, and President of the Company from January 1993 until February 1995.

(2) Consists of 351,242 Original Restricted Shares and 517,712 Units redeemable for Redemption Shares. In addition, Mr. Siegel beneficially owns 6,000 shares of Common Stock. Mr. Siegel is Chairman of the Board, Chief Executive Officer and a director of the Company. Mr. Siegel was Executive Vice President of the Company from January 1993 until September 1994, Secretary of the Company from January 1993 until March 1995, and Vice Chairman of the Company from September 1994 until August 1995.

(3) Consists of 186,932 Original Restricted Shares and 109,589 Units redeemable for Redemption Shares. Mr. Nick is a director and Executive Vice President for Strategic Planning and Acquisitions of the Company. Mr. Nick was Executive Vice President, Chief Financial Officer, and Treasurer of the Company from January 1993 until May 1995.

(4) Consists solely of Units redeemable for Redemption Shares. Kent S. Digby, Executive Vice President of Management and Marketing of the Third-Party Services Corporation, is the sole beneficial owner of these Units.

(5) Consists solely of Units redeemable for Redemption Shares. Kan Am, which is substantially owned and controlled by three directors of the Company and indirectly or directly owns a substantial percentage of the Common Stock and Units outstanding, is the general partner of this partnership.

(6) Consists solely of Units redeemable for Redemption Shares. Mr. Miller is directly or indirectly a general partner of this partnership.

                              REDEMPTION OF UNITS

GENERAL

     Each Limited Partner may, subject to certain limitations, require that the Operating Partnership redeem his or her Units, by delivering a notice to the Operating Partnership. Upon redemption, such Limited Partner will receive, at the option of the Operating Partnership, with respect to each Unit tendered, either (1) cash in an amount equal to the market value of one share of Common Stock of the Company (subject to certain anti-dilution adjustments) or (2) one share of Common Stock of the Company. The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by the Operating Partnership.

     In lieu of the Operating Partnership redeeming Units, the Company, as general partner, has the right to assume directly and satisfy the redemption right of a Limited Partner described in the preceding paragraph. The Company anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by a Limited Partner through the issuance of shares of Common Stock (the Redemption Shares) pursuant to this Prospectus, whereupon the Company will acquire the Units being redeemed and will become the owner of the Units. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption" below. Upon redemption, such Limited Partner's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for Redemption Shares, the Limited Partner will have rights as a stockholder of the Company from the time of its acquisition of the Redemption Shares).

     A Limited Partner must notify the Company, as the general partner of the Operating Partnership, of his or her desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. A Limited Partner must request the redemption of at least 100 Units or an integral multiple thereof (or all of the Units held by such holder, if such limited partner owns less than 100 Units). A notice of redemption must be furnished during the four 30-day periods immediately following the filing with the Securities and Exchange Commission by the Operating Partnership of its annual report on From 10-K or quarterly reports on Form 10-Q, or during such periods as the Company may otherwise determine. The redemption generally will occur on the seventh business day after the notice is delivered by the Limited Partner, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Articles of Incorporation designed to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a Limited Partner who exercises his or her right to require the redemption of his or her Units. (A Limited Partner's right to require the redemption of Units is referred to as the "Redemption Right.") Because the specific tax consequences to a Limited Partner exercising his or her Redemption Right will depend upon the specific circumstances of that Limited Partner, each Limited Partner considering exercising the Redemption Right is strongly urged to consult his or her own tax advisor regarding the specific Federal, state, and local tax consequences to him or her of the exercise of the Redemption Right in light of his or her specific circumstances.

     Tax Treatment of Redemption of Units. If the Company assumes and performs the redemption obligation, the Partnership Agreement provides that the redemption will be treated by the Company, the Operating Partnership and the redeeming Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such redemption. In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

     If the Company does not elect to assume the obligation to redeem a Limited Partner's Units, the Operating Partnership will redeem such Units for cash. If the Operating Partnership redeems Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

     If, instead, the Operating Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a Limited Partner's Units, the Limited Partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of such Limited Partner's Units immediately before the redemption.

     Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Redemption Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

     Basis of Units. In general, a Limited Partner who was deemed at the time of the Formation Transactions to have received his or her Units upon liquidation of a partnership had an initial tax basis in his or her Units ("Initial Basis") equal to his basis in his partnership interest at the time of such liquidation. Similarly, in general, a Limited Partner who at the time of the Formation Transactions contributed a partnership interest in exchange for his or her Units had an Initial Basis in the Units equal to his basis in the contributed partnership interest. A Limited Partner's Initial Basis in his Units generally is increased by (a) such Limited Partner's share of Operating Partnership taxable income and (b) increases in his share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the Formation Transactions). Generally, such Partner's basis in his Units is decreased (but not below zero) by (i) his share of Operating Partnership distributions, (ii) decreases in his share of liabilities of the Operating Partnership (including any decrease in his share of liabilities occurring in connection with the Formation Transactions), (iii) his share of losses of the Operating Partnership, and (iv) his share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

     Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a possibility that a redemption of Units issued in the Formation Transactions might cause the original transfer of property to the Operating Partnership in exchange for Units in connection with the Formation Transactions to be treated as a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. More than two years have passed since the Formation Transactions, and thus the redemption of Units would not be presumed to be a sale unless the facts and circumstances clearly establish that the Formation Transactions and subsequent redemptions should be viewed as a sale at the time the Formation Transactions were consummated. The Company does not believe that such facts and circumstances apply here, but there can be no assurance that the IRS might not seek to contend otherwise. In that event, the IRS would contend that the Formation Transactions themselves were taxable as a disguised sale under the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

         Generally, the nature of an investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a share of Common Stock receives the same distribution that a holder of a Unit receives and stockholders and holders of Units generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of shares of Common Stock, some of which may be material to investors.

         The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for Common Stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.


          OPERATING PARTNERSHIP                           COMPANY



                    FORM OF ORGANIZATION AND ASSETS OWNED

 The Operating Partnership is organized as a Delaware     The Company is a Delaware corporation.  The Company
 limited partnership.  The Operating Partnership owns     has elected to be taxed as a REIT under the Code,
 interests (directly and through subsidiary               commencing with its taxable year ended December 31,
 partnerships and limited liability companies) in the     1994, and intends to maintain its qualification as
 Properties and, through two                              a REIT.  The Company's only significant asset is
 of its subsidiaries, conducts the Company's              its interest in the Operating Partnership, which
 management and leasing business.  See "The Company."     gives the Company an indirect investment in the
                                                          Properties and other assets owned directly or
                                                          indirectly by the Operating Partnership.



                             LENGTH OF INVESTMENT


 The Operating Partnership has a stated termination       The Company has a perpetual term and intends to
 date of December 31, 2093, although it may be            continue its operations for an indefinite time
 terminated earlier under certain circumstances.          period.

             OPERATING PARTNERSHIP                           COMPANY


                      PURPOSE AND PERMITTED INVESTMENTS

 The Operating Partnership's purpose is to conduct any    Under its Articles of Incorporation, the Company
 business that may be lawfully conducted by a limited     may engage in any lawful activity permitted by the
 partnership organized pursuant to the Act, provided      General Corporation Law of Delaware.  However,
 that such business is to be conducted in a manner        under the Partnership Agreement the Company, as
 that permits the Company to be qualified as a REIT       general partner, may not conduct any business other
 unless the Company ceases to qualify as REIT.  The       than the business of the Operating Partnership and
 Operating Partnership is authorized to perform any       cannot own any assets other than its interest in
 and all acts for the furtherance of the purposes and     the Operating Partnership and other assets
 business of the Operating Partnership, provided that     necessary to carry out its responsibilities under
 the Operating Partnership may not take, or refrain       the Partnership Agreement and its Articles of
 from taking, any action which, in the judgment of the    Incorporation.
 general partner (i) could adversely affect the
 ability of the general partner to continue to qualify
 as a REIT, (ii) could subject the general partner to
 any additional taxes under Section 857 or Section
 4981 of the Code, or (iii) could violate any law or
 regulation of any governmental body or agency having
 jurisdiction over the Operating Partnership or its
 subsidiaries.



                              ADDITIONAL EQUITY


 The Operating Partnership is authorized to issue         The Board of Directors may issue, in its
 Units and other partnership interests (including         discretion, additional equity securities consisting
 partnership interests of different series or classes     of Common Stock or Preferred Stock; provided, that
 that may be senior to Units) as determined by the        the total number of shares issued does not exceed
 Company as its general partner, in its sole              the authorized number of shares of capital stock
 discretion.  The Operating Partnership may issue         set forth in the Company's Articles of
 Units and other partnership interests to the Company,    Incorporation.  As long as the Operating
 as long as such interests are issued in connection       Partnership is in existence, the proceeds of all
 with a comparable issuance of shares of the Company      equity capital raised by the Company will be
 and proceeds raised in connection with the issuance      contributed to the Operating Partnership in
 of such shares are contributed to the Operating          exchange for Units in the Operating Partnership.
 Partnership.


                              BORROWING POLICIES


 The Operating Partnership has no restrictions on         The Company is not restricted under its governing
 borrowings, and the Company as general partner has       instrument from incurring borrowings.  However,
 full power and authority to borrow money on behalf of    under the Partnership Agreement the Company, as
 the Operating Partnership.  The Company (as general      general partner, may not incur any debts except
 partner), through its Board of Directors, has adopted    those for which it may be liable as general partner
 a policy that currently limits total borrowings to       of the Operating Partnership and certain other
 50% of the total market capitalization of the Company    limited circumstances.  Therefore, all indebtedness
 and the Operating Partnership, but this policy may be    incurred by the Company will be through the
 altered at any time by the Board of Directors            Operating Partnership.

           OPERATING PARTNERSHIP                           COMPANY

                         OTHER INVESTMENT RESTRICTIONS

 Other than restrictions precluding investments by the    Neither the Company's Articles of Incorporation nor
 Operating Partnership that would adversely affect the    its By-laws impose any restrictions upon the types
 qualification of the Company as a REIT, there are no     of investments made by the Company except that
 restrictions upon the Operating Partnership's            under the Articles of Incorporation the Board of
 authority to enter into certain transactions,            Directors is prohibited from taking any action that
 including among others, making investments, lending      would terminate the Company's REIT status, unless a
 Operating Partnership funds, or reinvesting the          majority of the stockholders vote to terminate such
 Operating Partnership's cash flow and net sale or        REIT status.  The Company has adopted a policy,
 refinancing proceeds.                                    however, that it must conduct its investment
                                                          activities through the Operating Partnership for so
                                                          long as the Operating Partnership exists.


                               MANAGEMENT CONTROL

 All management powers over the business and affairs      The Board of Directors has exclusive control over
 of the Operating Partnership are vested in the           the Company's business and affairs subject only to
 general partner of the Operating Partnership, and no     the restrictions in the Articles of Incorporation
 limited partner of the Operating Partnership has any     and By-laws and the Partnership Agreement.  The
 right to participate in or exercise control or           Board of Directors is classified into three classes
 management power over the business and affairs of the    of directors.  At each annual meeting of the
 Operating Partnership except there are certain           stockholders, the successors of the class of
 limitations on the ability of the general partner of     directors whose terms expire at that meeting will
 the Operating Partnership to cause or permit the         be elected.  The policies adopted by the Board of
 Operating Partnership to dissolve.  See "--Vote          Directors may be altered or eliminated without a
 Required to Dissolve the Operating Partnership or the    vote of the stockholders.  Accordingly, except for
 Company" below.  The general partner may not be          their vote in the elections of directors,
 removed by the Limited Partners with or without          stockholders  have no control over the ordinary
 cause.                                                   business policies of the Company.  The Board of
                                                          Directors cannot change the Company's policy of
                                                          maintaining its status as a REIT, however, without
                                                          the approval of holders of a majority of the
                                                          outstanding shares of capital stock entitled to
                                                          vote on such matters.


                                FIDUCIARY DUTIES

 Under Delaware law, the general partner of the           Under Delaware law, the directors must perform
 Operating Partnership is accountable to the Operating    their duties in good faith, in a manner that they
 Partnership as a fiduciary and, consequently, is         reasonably believe to be in the best interests of
 required to exercise good faith and integrity in all     the Company and with the care of an ordinarily
 of its dealings with respect to partnership affairs.     prudent person in a like position.  Directors of
 However, under the Partnership Agreement, the general    the Company who act in such a manner generally will
 partner is under no obligation to take into account      not be liable to the Company for monetary damages
 the tax consequences to any partner of any action        arising from their activities.
 taken by it, and the general partner is not liable
 for monetary damages for losses sustained or
 liabilities incurred by partners as a result of
 errors of judgment or of any act or omission,
 provided that the general partner has acted in good
 faith.

            OPERATING PARTNERSHIP                           COMPANY



                    MANAGEMENT LIABILITY AND INDEMNIFICATION

 As a matter of Delaware law, the general partner has     The Company's Articles of Incorporation provide
 liability for the payment of the obligations and         that each person who was or is made a party to (or
 debts of the Operating Partnership unless limitations    is threatened to be made a party to) or is
 upon such liability are stated in the document or        otherwise involved in any action, suit or
 instrument evidencing the                                proceeding, whether civil, criminal, administrative
 obligation.  Under the Partnership Agreement, the        or investigative, by reason of the fact that he or
 Operating Partnership has agreed to indemnify the        she is or was a director or officer of the Company
 general partner, any director or officer of the          or that he or she, being at the time a director or
 general partner, and any person designated as an         officer of the Company, is or was serving at the
 agent by the general partner from and against all        request of the Company as a director, trustee,
 losses, claims, damages, liabilities, joint or           officer, employee or agent of another corporation
 several, expenses (including reasonable attorney's       or of a partnership, joint venture, trust or other
 fees and expenses), judgments, fines, settlements and    enterprise, shall be indemnified and held harmless
 other amounts incurred in connection with any actions    by the Company to the fullest extent not prohibited
 relating to the operations of the Operating              by Delaware law against all expense, liability and
 Partnership in which the general partner, such           loss (including without limitation, attorneys'
 director or officer, or agent is involved, to the        fees, judgments, fines, or penalties and amounts
 fullest extent of the Act (including any procedures      paid in settlement) reasonably incurred or suffered
 set forth therein regarding advancement of expenses      by such person in connection therewith provided
 to such indemnified party).                              such person acted in good faith and in a manner he
                                                          or she reasonably believed to be in or not opposed
                                                          to the best interests of the Company, and, with
                                                          respect to any criminal action or proceeding, had
                                                          no reasonable cause to believe his or her conduct
                                                          was unlawful.


                            ANTITAKEOVER PROVISIONS

 Except in limited circumstances (See "Voting Rights"     The Articles of Incorporation and By-laws of the
 below), the general partner of the Operating             Company contain a number of provisions that may
 Partnership has exclusive management power over the      have the effect of delaying or discouraging an
 business and affairs of the Operating Partnership.       unsolicited proposal for the acquisition of the
 The general partner may not be removed by the Limited    Company or the removal of incumbent management.
 Partners with or without cause.  Under the               These provisions include, among others: (1) a
 Partnership Agreement, the general partner may, in       staggered Board of Directors; (2) authorized
 its sole discretion, prevent a Limited Partner from      capital stock that may be issued as Preferred Stock
 transferring his interest or any rights as a limited     in the discretion of the Board of Directors, with
 partner except in certain limited circumstances.  The    superior voting rights to the Common Stock; (3) a
 general partner may exercise this right of approval      requirement that directors may be removed only for
 to deter, delay or hamper attempts by persons to         cause and only by a vote of holders of at least
 acquire a controlling interest in the Operating          66 2/3% of the outstanding Common Stock; and
 Partnership.  See "Description of Units."                (4) provisions designed to avoid concentration of
                                                          share ownership in a manner that would jeopardize
                                                          the Company's status as a REIT under the Code.  See
                                                          "Capital Stock of the Company."

             OPERATING PARTNERSHIP                           COMPANY

                                 VOTING RIGHTS

 Under the Partnership Agreement, the Limited Partners    The Company is managed and controlled by a Board of
 have voting rights only as to certain amendments of      Directors consisting of three classes having
 the Partnership Agreement, as described more fully       staggered terms of office.  Each class is to be
 below.  Otherwise, all decisions relating to the         elected by the stockholders at annual meetings of
 operation and management of the Operating Partnership    the Company.  Delaware law requires that certain
 are made by the general partner.  See "Description of    major corporate transactions, including most
 Units."  As of March 31, 1996, the Company held          amendments to the Articles of Incorporation, may
 approximately 50.9% of the outstanding Units.  As        not be consummated without the approval of
 Units are redeemed by partners, the Company's            stockholders as set forth below.  All shares of
 percentage ownership of the Units will increase.  If     Common Stock have one vote, and the Articles of
 additional Units are issued to third                     Incorporation permit the Board of Directors to
 parties, the Company's percentage ownership of the       classify and issue Preferred Stock in one or more
 Units will decrease.                                     series having voting power which may differ from
                                                          that of the Common Stock.  See "Capital Stock of
                                                          the Company."


         The following is a comparison of the voting rights of the limited partners of the Operating Partnership and the stockholders of the Company as they relate to certain major transactions:

A.  AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE ARTICLES OF INCORPORATION.

 Amendments to the Partnership Agreement may be           Amendments to the Company's Articles of
 proposed only by the Company.  Generally, the            Incorporation must be approved by a majority of the
 Partnership Agreement may be amended by the Company,     Board of Directors and by the vote of at least a
 as general partner, without the consent of the           majority of the votes entitled to be cast at a
 limited partners.  Certain amendments that affect the    meeting of stockholders.
 fundamental rights of a limited partner (e.g., the
 limited liability of a limited partner, the limited
 partner's redemption right, the right to receive
 distributions and certain other matters) must be
 approved by the Company and the holders of a majority
 of the limited partner Units (including those held by
 the Company).



B.  VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY.


 The general partner of the Operating Partnership may     Under Delaware law, the Board of Directors must
 elect to dissolve the Partnership upon making a          obtain approval of holders of at least a majority
 written election to that effect.  The limited            of the outstanding capital stock in order to
 partners are not entitled by the Limited Partnership     dissolve the Company.
 Agreement to vote on a dissolution.

            OPERATING PARTNERSHIP                           COMPANY

C.       VOTE REQUIRED TO SELL ASSETS OR MERGE.


 Under the Partnership Agreement, the sale, exchange,     Under Delaware law, the sale of all or
 transfer or other disposition of all or substantially    substantially all of the assets of the Company or
 all of the Operating Partnership's assets or merger      merger or consolidation of the Company requires the
 or consolidation of the Operating Partnership            approval of the Board of Directors and holders of a
 requires action of the general partner.  The limited     majority of the votes entitled to be cast at a
 partners are not entitled by the Limited Partnership     meeting of stockholders.  No approval of the
 Agreement to vote on a sale, exchange, transfer or       stockholders is required for the sale of less than
 other disposition of all or substantially all of the     all or substantially all of the Company's assets.
 Operating Partnerships assets or merger or
 consolidation of the Operating Partnership.

                      COMPENSATION, FEES AND DISTRIBUTIONS


 The general partner does not receive any compensation    The directors and officers of the Company receive
 for its services as general partner of the Operating     compensation for their services.
 Partnership.  As a partner in the Operating
 Partnership, however, the general partner has the
 same right to allocations and distributions as other
 partners of the Operating Partnership.  In addition,
 the Operating Partnership will reimburse the general
 partner for all expenses incurred relating to the
 ongoing operation of the Company and any other
 offering of additional partnership interests in the
 Operating Partnership or capital stock of the
 Company.


                             LIABILITY OF INVESTORS

 Under the Partnership Agreement and applicable state     Under Delaware law, stockholders are not personally
 law, the liability of the limited partners for the       liable for the debts or obligations of the Company.
 Operating Partnership's debts and obligations is
 generally limited to the amount of their investment
 in the Operating Partnership.


                            REVIEW OF INVESTOR LISTS


 Under the Partnership Agreement, limited partners of     Under Delaware law, any stockholder may, upon
 the Operating Partnership, upon written demand           written demand under oath stating the purpose
 setting forth the purpose of such demand and at the      thereof, inspect for any proper purpose the
 limited partner's expense, are entitled to obtain a      corporation's stock ledger, a list of its
 current list of the name and last known business,        stockholders, and its other books and records.
 residence or mailing address of each partner of the
 Operating Partnership.

              OPERATING PARTNERSHIP                           COMPANY

                              NATURE OF INVESTMENT


 The Units constitute equity interests entitling each     The Shares constitute equity interests in the
 limited partner to his pro rata share of cash            Company.  The Company is entitled to receive its
 distributions made to the limited partners of the        pro rata share of distributions made by the
 Operating Partnership.  The Operating Partnership        Operating Partnership with respect to the Units,
 generally intends to retain and reinvest proceeds of     and each stockholder will be entitled to his pro
 the sale of property or excess refinancing proceeds      rata share of any dividends or distributions paid
 in its business except to the extent necessary to        with respect to the Common Stock.  The dividends
 permit the Company to make distributions necessary to    payable to the stockholders are not fixed in amount
 maintain its REIT status or avoid paying a corporate     and are only paid if, when and as declared by the
 income tax.                                              Board of Directors.  In order to qualify as a REIT,
                                                          the Company must distribute at least 95% of its
                                                          taxable income (excluding capital gains), and any
                                                          taxable income (including capital gains) not
                                                          distributed will be subject to corporate income
                                                          tax.


                          POTENTIAL DILUTION OF RIGHTS


 The general partner of the Operating Partnership is      The Board of Directors may issue, in its
 authorized, in its sole discretion and without           discretion, additional Shares and have the
 limited partner approval, to cause the Operating         authority to issue from the authorized capital
 Partnership to issue additional limited partnership      stock a variety of other equity securities of the
 interests and other equity securities for any            Company with such powers, preferences and rights as
 partnership purpose at any time to the limited           the Board of Directors may designate at the time.
 partners or to other persons on terms established by     The issuance of additional shares of either Common
 the general partner.                                     Stock or other similar equity securities may result
                                                          in the dilution of the interests of the
                                                          stockholders.


                                   LIQUIDITY

 Limited Partners cannot transfer their Units without     The Redemption Shares will be freely transferable
 the general partner's consent, except to (a) a parent    as registered securities under the Securities Act.
 or parents, spouse, natural or adopted descendant or     The Common Stock is listed on the NYSE.  The
 descendants, spouse of such descendant, or brother or    breadth and strength of this secondary market will
 sister, (b) a corporation controlled by a person or      depend, among other things, upon the number of
 persons named in (a) above, or (c) if the limited        shares outstanding, the Company's financial results
 partner is an entity, its beneficial owners, subject     and prospects, the general interest in the
 to the reasonable judgment of the general partner,       Company's and other real estate investments, and
 that such transfer would not cause (or have the          the Company's dividend yield compared to that of
 potential to cause) the Company to lose its REIT         other debt and equity securities.
 status.

 Each Limited Partner has the right to tender his Units for redemption by the Operating Partnership.
 See "General" above.

             OPERATING PARTNERSHIP                           COMPANY


                            FEDERAL INCOME TAXATION


 The Operating Partnership is not subject to Federal      The Company has elected to be taxed as a REIT.  So
 income taxes.  Instead, each holder of Units includes    long as it qualifies as a REIT, the Company will be
 its allocable share of the Operating Partnership's       permitted to deduct distributions paid to its
 taxable income or loss in determining its individual     stockholders, which effectively will reduce the
 federal income tax liability.  The maximum federal       "double taxation" that typically results when a
 income tax rate for individuals under current law is     corporation earns income and distributes that
 39.6%.                                                   income to its stockholders in the form of
                                                          dividends.  A qualified REIT, however, is subject
                                                          to federal income tax on income that is not
                                                          distributed and also may be subject to federal
                                                          income and excise taxes in certain circumstances.
                                                          The maximum federal income tax rate for
                                                          corporations under current law is 35%.

 Income and loss from the Operating Partnership           Dividends paid by the Company will be treated as
 generally is subject to the "passive activity"           "portfolio" income and cannot be offset with losses
 limitations.  Under the "passive activity" rules,        from "passive activities." The maximum federal
 income and loss from the Operating Partnership that      income tax rate for individuals under current law
 is considered "passive income" generally can be          is 39.6%.
 offset against income and loss from other investments
 that constitute "passive activities" (unless the
 Operating Partnership is considered a "publicly
 traded partnership," in which case income and loss
 from the Operating Partnership can only be offset
 against other income and loss from the Operating
 Partnership).  Income of the Operating Partnership,
 however, attributable to dividends from the
 Third-Party Services Corporation or interest paid by
 the Third-Party Services Corporation does not qualify
 as passive income and cannot be offset with losses
 and deductions from a "passive activity."

 Cash distributions from the Operating Partnership are    Distributions made by the Company to its taxable
 not taxable to a holder of Units except to the extent    domestic stockholders out of current or accumulated
 they exceed such holder's basis in its interest in       earnings and profits will be taken into account by
 the Operating Partnership (which will include such       them as ordinary income.  Distributions that are
 holder's allocable share of the Operating                designated as capital gain dividends generally will
 Partnership's nonrecourse debt).                         be taxed as long-term capital gain, subject to
                                                          certain limitations.  Distributions in excess of
                                                          current or accumulated earnings and profits will be
                                                          treated as a non-taxable return of basis to the
                                                          extent of a stockholder's adjusted basis in its
                                                          Common Stock, with the excess taxed as capital
                                                          gain.


 Each year, holders of Units will receive a Schedule      Each year, stockholders will receive Form 1099 used
 K-1 tax form containing detailed tax information for     by corporations to report dividends paid to their
 inclusion in preparing their federal income tax          stockholders.
 returns.

           OPERATING PARTNERSHIP                           COMPANY


 Holders of Units are required, in some cases, to file    Stockholders who are individuals generally will not
 state income tax returns and/or pay state income         be required to file state income tax returns and/or
 taxes in the states in which the Operating               pay state income taxes outside of their state of
 Partnership owns property, even if they are not          residence with respect to the Company's operations
 residents of those states.                               and distributions.  The Company may be required to
                                                          pay state income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a description of certain Federal income tax considerations to the Company and the holders of Common Stock of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to The Mills Corporation and not to the Operating Partnership, the Third-Party Services Corporation, or other entities.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, or changes in administrative practices and policies of the IRS will not materially affect the accuracy of any statements in this Prospectus.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General.   The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective commencing with its taxable year ended December 31, 1994. The Company believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so.
See "--Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to stockholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

     Requirements for Qualification.   The Code defines a REIT as a
corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Certificate of Incorporation contains restrictions regarding the transfer of its Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Capital Stock of the Company--Restrictions on Transfer; Excess Stock."

     Section 856(i) of the Code provides that a corporation which is a "qualified REIT subsidiary" (defined generally to mean any corporation if 100% of the stock of such corporation is held by the real estate trust at all times during the period such corporation was in existence) shall not be treated as a separate corporation and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction and credit (as the case may be) of the real estate investment trust. Thus, in applying the requirements herein, the Company's "qualified REIT subsidiaries" would be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiaries would be treated as assets, liabilities and items of income, deduction and credit of the Company. Potomac Mills Finance Corp., The Mills GP, Inc., Washington Potomac Partners Corp., and Mills Grapevine Corporation are all qualified REIT subsidiaries.

     If a REIT is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT will retain the same character as in the hands of the partnership for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, proportionate share of the assets, liabilities and items of income of the Operating Partnership the Company's and its subsidiary partnerships or limited liability companies are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Absence of C Corporation Earnings and Profits.   A corporation will
qualify as a REIT only if, at the close of its taxable year, it has no earnings and profits accumulated in any non-REIT tax year. The Company was formed in 1991 but was not active until 1993. The Company elected S corporation status for its taxable years commencing with January 1, 1993. The Company terminated its S election immediately prior to its initial public offering in April of 1994. If the Company's S corporation election was valid for all of its taxable years commencing with January 1, 1993, including its short S corporation year ending immediately prior to its initial public offering, the Company would have no earnings and profits accumulated in any non-REIT year and thus would have met the earnings and profits requirement for its short C corporation taxable year ended December 31, 1994 and for tax years thereafter. The Company believes that it qualified as an S corporation for its taxable years commencing with January 1, 1993, and including the short S corporation year, and that it does not have, and has not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex and there can be no assurance that the IRS might not assert that the Company failed to qualify as an S corporation for some reason. In such an event, the Company would not be eligible to qualify as a REIT until the tax year when it paid out the accumulated earnings and profits from the non-REIT tax years.

     Income Tests.   In order to maintain qualification as a REIT, there are
three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents that fail to meet these conditions in an amount that reasonably could be expected to jeopardize its satisfaction of the 75% and 95% gross income tests. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company, through the Operating Partnership, the Management Partnership and Mainstreet Retail Limited Partnership, a subsidiary of the Management Partnership, which are not "independent contractors," performs management and leasing activities with respect to Properties that are owned entirely or partially by the Operating Partnership. The Third-Party Services Corporation provides development services for existing properties and new properties acquired by the Company. The Company believes that all such activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. There can be no assurance, however, that the IRS might not contend otherwise. If the Operating Partnership contemplates providing services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Operating Partnership will receive no income.

     With respect to fees received by the Operating Partnership or other partnership entities from Properties in which the Operating Partnership owns less than a 100% interest, the Internal Revenue Service takes the position that a portion of such fees (corresponding to that portion of a Property owned by a third-party) does not qualify for the 75% or 95% gross income tests.
Mainstreet Retail Limited Partnership also manages vendor space in the common areas of third-party properties and partially-owned properties the income from which may not qualify for the 75% and 95% gross income tests.

     Services to properties in which the Operating Partnership does not own any interest are rendered by the Third-Party Services Corporation. In addition, the Third-Party Services Corporation provides development services to the Properties, as discussed above. The Operating Partnership owns 99% of the non-voting preferred stock and 5% of the voting common stock of the Third-Party Services Corporation. The Operating Partnership also holds a note issued by the Third-Party Services Corporation. The Company's share of any dividend or interest received from the Third-Party Services Corporation should qualify for purposes of the 95% test, but not for purposes of the 75% test. The Company does not anticipate that it will receive sufficient dividends and interest from the Third-Party Services Corporation to cause it to exceed the limit on non-qualifying income under the 75% test.

     In addition to rents, the Operating Partnership derives income from interest on the mortgage loans extended by the Operating Partnership to the Property Partnership holding Franklin Mills which will qualify for purposes of the 75% and 95% gross income tests. To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on fixed percentage or percentages of receipts or sales. The Operating Partnership does not charge interest dependent in whole or in part on profits.

     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests.   The Company, at the close of each quarter of its taxable
year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). The Operating Partnership owns 99% of the nonvoting preferred stock and 5% of the voting common stock of the Third-Party Services Corporation. In addition, the Operating Partnership owns a note issued by the Third-Party Services Corporation, and by virtue of its ownership of Units, the Company is considered to own its pro rata share of the stock of the Third-Party Services Corporation owned by the Operating Partnership and the note of the Third-Party Services Corporation. Neither the Company nor the Operating Partnership, however, owns more than 10% of the voting securities of the Third-Party Services Corporation. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of the Third-Party Services Corporation (taking into account both the Company's pro rata share of the stock of the Third-Party Services Corporation and the Company's pro rata share of the note of the Third-Party Services Corporation) does not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of the Third-Party Services Corporation held by the Company (through the Operating Partnership) exceeds the 5% value limitation or that the nonvoting stock of the Third-Party Services Corporation owned by the Operating Partnership should be considered "voting stock" for this purpose.

     The 5% value requirement must be satisfied each time the Company increases its ownership of securities of the Third-Party Services Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Third-Party Services Corporation.

     Annual Distribution Requirements.   To qualify as a REIT, the Company
generally must distribute to its stockholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount and also may be subject to a 4% excise tax on undistributed income in certain events.

     The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

     Failure to Qualify.   If the Company fails to qualify for taxation as a
REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

PENALTY TAX ON PROHIBITED TRANSACTIONS

     The Company's share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of its trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.
The Operating Partnership, through the Property Partnerships, intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other retail properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the IRS could contend otherwise. In particular, the Company indirectly owns parcels of land which are located adjacent to a particular Property that are not necessarily required for use within the regional outlet mall or community shopping center located at the Property (referred to as "outparcels"). The Company may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a Property, the Company may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. The Company believes that the outparcels and anchor parcels should not be considered inventory or as held primarily for sale to customers in the ordinary course of the Company's trade or business, but there is a risk that the IRS could contend otherwise, in which event, the profit from such sales allocable to the Company would be subject to a 100% tax. In the event that the Company determines that the level of such activity with respect to the outparcels and/or anchor parcels is sufficient to cause such sales to be subject to 100% tax, the Company intends to hold and sell such parcels through a separate corporation in which the Operating
Partnership would hold a non-voting stock interest. The Company would structure the stock interest owned by the Operating Partnership in any such corporation to ensure that the various asset tests described above were not violated (i.e., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets). Such corporation would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.
Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the Common Stock have been held for one year or less), assuming the Common Stock are a capital asset in the hands of the stockholder.

     In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the stockholder has held such shares for more than one year. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

     Under certain circumstances, domestic stockholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

TAXATION OF TAX EXEMPT STOCKHOLDERS

     The Company does not expect that distributions by the Company to a stockholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Stock with "acquisition indebtedness" within the meaning of the Code and the Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals,foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

     Effect of Tax Status of Operating Partnership, Management Partnership and Other Partnership Subsidiaries on REIT Qualification. Substantially all of the Company's investments are through the Operating Partnership and Property Partnerships (including limited liability companies which own interests in the Property Partnerships and in which the Operating Partnership owns interests) which hold title to the Properties. The Operating Partnership also carries out activities through the Management Partnership and various subsidiary partnerships and limited liability companies (together with the Property Partnerships, the "Subsidiary Partnerships"). The Operating Partnership and the Subsidiary Partnerships may involve special tax considerations. Such considerations include (i) the allocations of income and expense items of the Operating Partnership, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership and the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, and (iii) the taking of actions by the Operating Partnership and the Subsidiary Partnerships that could adversely affect the Company's qualification as a REIT. The Company believes that the Operating Partnership and the Subsidiary Partnerships each qualify for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, either the Operating Partnership and/or the Subsidiary Partnerships were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

     Tax Allocations with Respect to the Properties.   The Operating
Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires allocations of income, loss, gain and deduction with respect to the contributed Property be made in a manner consistent with the special rules in section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of their contribution to the Operating Partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

     Third-Party Services Corporation.   A portion of the amount distributed by
the Company to stockholders comes from the Third-Party Services Corporation, through dividends on stock held by the Operating Partnership and payments on the note held by the Operating Partnership. The Third-Party Services Corporation does not qualify as a REIT and thus pays Federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, the Third-Party Service Corporation does not pay significant income tax currently. There can be no assurance, however, that the IRS will not challenge these deductions. In any event, future increases in the income of the Third-Party Services Corporation will be subject to income tax. Any Federal, state or local income taxes that the Third-Party Services Corporation is required to pay reduces the cash available for distribution by the Company to its stockholders. In addition, as described above, the value of the securities of the Third-Party Services Corporation held by the Company cannot exceed 5% of the value of the Company's assets at a time when a limited partner exercises his redemption right. See "Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Third-Party Services Corporation to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

     State and Local Taxes.   The Company and its stockholders may be subject
to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

        This Prospectus relates to (i) the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of Units tender such Units for redemption, (ii) the offer and sale from time to time of the Original Restricted Shares by the holders thereof and (iii) the offer and sale from time to time of any Redemption Shares that may be issued to persons who may be affiliates of the Company by such persons. The Company has registered the Redemption Shares and Original Restricted Shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

        The Company will not receive any proceeds from the offering by the Selling Stockholders or from the issuance of the Redemption Shares to holders of Units upon receiving a notice of redemption (but it may acquire from such holders the Units tendered for redemption). Any of the Selling Stockholders may from time to time, in one or more transactions, or a series of transactions, sell all or a portion of the Secondary Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Secondary Shares from time to time will be determined by the Selling Stockholders and, at the time of such determination, may be higher or lower than the market price of the Common Stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of Secondary Shares for whom they may act as agents, and underwriters may sell Secondary Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Secondary Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Secondary Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Secondary Shares may be sold include (a) a block trade in which the broker-dealer so engaged will attempt to sell the Secondary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the NYSE; (e) privately-negotiated transactions; and (f) underwritten transactions. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Secondary Shares by the Selling Stockholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a Selling Stockholder elects to make a particular offer of Secondary Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company may from time to time issue up to 16,057,740 shares of Redemption Shares upon the acquisition of the Units tendered for redemption. The Company will acquire the exchanging partner's Unit in exchange for each Redemption Share that the Company issues in connection with these acquisitions. Consequently, with each redemption, the Company's interest in the Operating Partnership will increase.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of The Mills Corporation and the combined financial statements of The Mills Entities appearing in The Mills Corporation Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule, and combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange under the symbol "MLS" and such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the shares of Common Stock offered herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the shares of Common Stock offered herein, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The document listed below has been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all shares of Common Stock offered herein shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of shares of Common Stock offered herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such information). Written requests for such copies should be directed to The Mills Corporation, 3000 K Street, N.W., Suite 400, Washington, D.C. 20007,
Attention: Thomas E. Frost (telephone number: (202) 965-3600). The Company is scheduled to move its executive offices in late May 1996. After that time, written requests for such copies should be directed to The Mills Corporation, 1300 Wilson Boulevard, Arlington, VA 22209, Attention: Thomas E. Frost (telephone number: (703)526-5000).

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK OFFERED HEREIN, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                        ----------------

                       TABLE OF CONTENTS

                           PROSPECTUS

                                              Page
                                              ----
The Company  ...................................2
Use of Proceeds  ...............................2
Risk Factors  ..................................2
Capital Stock of the Company  ..................9
Description of Units  .........................14
Shares Available for Future Sale  .............18
Registration Rights  ..........................19
Selling Stockholders  .........................20
Redemption of Units  ..........................21
Federal Income Tax Considerations  ............32
Plan of Distribution  .........................40
Experts  ......................................41
Legal Matters  ................................41
Available Information  ........................41
Incorporation of Certain Documents
  by Reference.................................42


================================================================================


                           16,980,415 SHARES




                         THE MILLS CORPORATION





                              COMMON STOCK






                          -------------------
                               PROSPECTUS
                          -------------------







                             May     , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered:

                Registration Fee ...................  $102,834
                Printing and Duplicating Expenses ..         *
                Legal Fees and Expenses ............         *
                Accounting Fees and Expenses .......         *
                Blue Sky Fees and Expenses .........         *
                Miscellaneous ......................         *
                                                       -------

                 Total .............................  $      *
                                                       =======


                ----------------------

                *To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the maximum extent permitted by the Delaware Law. The Company has obtained directors and officers liability insurance.

     The Company has entered into indemnification agreements with each of the Company's executive officers and directors. Under these agreements, the Company has agreed to indemnify its officers and directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified person's service to the Company. The Company is obligated under these agreements to advance certain expenses to the indemnified officers and directors as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified person was not entitled to indemnification. The Company also is obligated to pay expenses incurred by an indemnified officer or director in establishing a right to indemnification under the respective indemnification agreement. The Company may also elect to obtain directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Certificate of Incorporation and the Bylaws, the agreements provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide to the directors and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of the Operating Partnership and the Management Partnerships also provide for indemnification of the Company and its officers and directors to the same extent that indemnification is provided to officers and directors of the Company in its Certification of Incorporation, and limit the liability of the Company and its officers and directors to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's Certification of Incorporation.

ITEM 16.  EXHIBITS

  3.1      *          Amended and Restated Certificate of Incorporation of the Company
  3.2      *          Amended and Restated Bylaws of the Company
  4.1      **         Limited Partnership Agreement of the Operating Agreement
  4.2      **         Affiliate Registration Rights and Lock-Up Agreement
  5        ***        Opinion of Hogan & Hartson L.L.P.
  8        ***        Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
  23.1                Consent of Ernst & Young LLP
  23.2     ***        Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
  23.3     ***        Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
  24                  Power of Attorney (contained on page II-5 of this
                      Registration Statement)

  ----------------------

  *    Included as an exhibit to the Company's Form S-11
       Registration Statement, File No. 33-71524, and incorporated herein by reference.
  ** Included as an exhibit to the Company's Quarterly Report on Form 10-Q for the first quarter ended March 31, 1994, File No. 1-12994, and incorporated herein by reference.
  ***  To be filed by amendment.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)   To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) above do not apply in the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares of Common Stock offered herein, and the offering of such shares of Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the shares of Common Stock being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the shares of Common Stock offered herein, and the offering of such shares of Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, District of Columbia, on May 6, 1996.

                        THE MILLS CORPORATION,
                        a Delaware corporation



                        By:  /s/ Laurence C. Siegel
                             --------------------------
                             Laurence C. Siegel
                             Chairman of the Board of
                             Directors, Chief Executive
                             Officer and Director


                               POWER OF ATTORNEY

     We, the undersigned directors and officers of The Mills Corporation, do hereby constitute and appoint Laurence C. Siegel and Peter B. McMillan and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 6, 1996:

          Name                             Title
          ----                             -----

/s/ Laurence C. Siegel     Chairman of the Board, Chief
- ----------------------     Executive Officer and Director
Laurence C. Siegel         (principal executive officer)

/s/ Peter B. McMillan      President, Chief Operating Officer
- ---------------------      and Director
Peter B. McMillan

/s/ Kenneth R. Parent      Senior Vice President and Chief
- ---------------------      Financial Officer (principal
Kenneth R. Parent          financial officer and principal
                           accounting officer)

/s/ Harry H. Nick
- -------------------------  Executive Vice President and Director
Harry H. Nick


- -------------------------
Dietrich von Boetticher    Vice Chairman and Director

/s/ John Ingram
- -------------------------  Vice Chairman and Director
John Ingram

/s/ Charles R. Black, Jr.
- -------------------------  Director
Charles R. Black, Jr.

/s/ James C. Braithwaite
- -------------------------  Director
James C. Braithwaite

/s/ Joseph B. Gildenhorn
- -------------------------  Director
Joseph B. Gildenhorn

/s/ Peter A. Gordon
- -------------------------  Director
Peter A. Gordon

- -------------------------
Herbert S. Miller          Director

/s/ Franz von Perfall
- -------------------------  Director
Franz von Perfall

/s/ Robert P. Pincus
- -------------------------  Director
Robert P. Pincus

                               INDEX TO EXHIBITS


Exhibit                                                                                Sequentially
Number                     Description of Exhibit                                      Numbered Page
- -------                    ----------------------                                      --------------
3.1      *    Amended and Restated Certificate of Incorporation of the Company
3.2      *    Amended and Restated Bylaws of the Company
4.1      **   Limited Partnership Agreement of the Operating Agreement
4.2      **   Affiliate Registration Rights and Lock-Up Agreement
5        ***  Opinion of Hogan & Hartson L.L.P.
8        ***  Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
23.1          Consent of Ernst & Young LLP
23.2     ***  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
23.3     ***  Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
24            Power of Attorney (contained on page II-5 of this
              Registration Statement)

- ---------------------
* Included as an exhibit to the Company's Form S-11 Registration Statement, File No. 33-71524, and incorporated herein by reference.
** Included as an exhibit to the Company's Quarterly Report on Form 10-Q for the first quarter ended March 31, 1994, File No. 1-12994, and incorporated herein by reference.
***  To be filed by amendment.